                       CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in this Post-Effective Amendment No. 2 to the Registration Statement under the Securities Act of 1933 on Form N-1A (File No. 333-39075) of our report dated December 19, 1997 of our audit of the financial statements and financial highlights of Warburg, Pincus Major Foreign Markets Fund, Inc. (formerly, Warburg Pincus Institutional Fund, Inc. - Managed EAFE(R) Countries Portfolio), which report is included in the Annual Report to Shareholders for the year ended October 31, 1997. We also consent to the reference to our Firm under the caption "Financial Highlights" in the Prospectus and under the caption "Independent Accountants and Counsel" in the Statement of Additional Information.



/s/ Coopers & Lybrand L.L.P.

Coopers & Lybrand L.L.P.

2400 Eleven Penn Center
Philadelphia, Pennsylvania
February 18, 1998